EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES ACQUISITION
OF LEADING PLASTIC CLOSURE MANUFACTURER,
IPEC

STAMFORD, CT, November 16, 2010 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today announced that it has acquired IPEC Global, Inc., a leading plastic closure manufacturer serving primarily the North American dairy and juice markets. The business, which had sales of approximately $35 million for the last twelve months, is headquartered in New Castle, Pennsylvania. The purchase price was funded through available cash on hand. The transaction is expected to be slightly accretive to earnings in 2011.

“We believe IPEC provides an excellent line extension to our closures business,” said Bob Lewis, Silgan’s Executive Vice President and Chief Financial Officer. “With manufacturing facilities in New Castle, Pennsylvania and Brewton, Alabama, we believe IPEC has built a strong competitive position in plastic closures for the dairy and juice markets. The IPEC business has an excellent reputation for their quality and design capability and is well recognized by customers for their outstanding technical service capabilities. Combined with our existing closures business, this transaction provides new opportunities to broaden our existing franchise,” Mr. Lewis concluded.

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Silgan is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting Silgan and therefore involve a number of uncertainties and risks, including, but not limited to, those described in Silgan’s Annual

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SILGAN HOLDINGS
November 16, 2010

Report on Form 10-K for 2009 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of Silgan could differ materially from those expressed or implied in such forward-looking statements.

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